Leader Funds Trust 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent public accounting firm, we hereby consent to the incorporation by reference of our report, dated November 26, 2024 on the annual financial statements and financial highlights for the Leader Capital Short Term High Yield Bond Fund and Leader Capital High Quality Income Fund, (collectively the “Funds”), each a series of Leader Funds Trust and to all references to our firm included in or made a part of this Post Effective Amendment No. 23 under the Securities Act of 1933 and Amendment No. 25 under the Investment Company Act of 1940 to the Funds’ Registration Statement on Form N-1A (File Nos. 333-229484 and 811-23419), including the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Funds.

Huntingdon Valley, Pennsylvania

November 26, 2024